Exhibit 99.1

November 1, 2019

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results

TEANECK, N.J., November 4, 2019 (Business Wire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its first quarter ended September 30, 2019.

Highlights for the September 2019 quarter (compared to the September 2018 quarter)

-	Net sales of $190 million, a decrease of $10 million, or 5%

-	Net income of $3 million, a decrease of $14 million, or 85%

-	Diluted EPS of $0.06, a decrease of $0.34, or 85%

-	Adjusted EBITDA of $20 million, a decrease of $10 million, or 35%

-	Adjusted diluted EPS of $0.19, a decrease of $0.20, or 51%

COMMENTARY

“Our core animal health sales were in line with our expectations, and, outside of the negative overlaps with China and the exited U.S. vaccine distribution business, roughly equal with last year,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “As we forecast in our financial guidance, our sales in China in the quarter were negligible, as African Swine Fever reduced demand for our MFAs.”

“We anticipate sales and profitability will accelerate over the balance of the fiscal year, and we have seen a number of encouraging signs across our business. Notably, as the quarter progressed we saw a strengthening of demand for our nutritional specialty products in the U.S. dairy sector, with the backdrop of improvement in U.S. and global milk pricing. This positions us well for our early 2020 launch of a next-generation OmniGenTM nutritional specialty product for the dairy industry, where we anticipate a return to growth. Initial orders have been strong for our Provia PrimeTM direct-fed microbial product for poultry, and the first of what we believe to be many animal health products to be developed and manufactured by our recently acquired Osprey Biotechnics business.”

“We also saw progress on other major initiatives that are expected to benefit us in the years to come. On the pet side, while still in test marketing, we are seeing strong vet interest and customer testimonials for our RejensaTM canine joint health product. With regard to our three announced initiatives relating to vaccines, over the last couple of months several major U.S. poultry integrators have trialed our new pHi-TechTM vaccine injection device and we are thrilled with its performance and are very positive on the value it brings to our customers. We are also encouraged by the incremental progress we made in the development of a vaccine against African Swine Fever, although it is still far too early to know if we will be successful. The build-out of our new vaccine production facility in Ireland continues on plan. In total, we remain convinced our P&L investments in strategic growth initiatives are establishing the foundation for the next phase of the Company’s growth.”

QUARTERLY RESULTS

Net sales

Net sales of $189.7 million for the three months ended September 30, 2019, decreased $10.4 million, or 5%, as compared to the three months ended September 30, 2018. Animal Health and Mineral Nutrition declined $9.3 million and $2.2 million, respectively. Performance Products grew $1.1 million.

Animal Health

Net sales of $121.9 million for the three months ended September 30, 2019, declined $9.3 million, or 7%. Net sales of MFAs and other declined $12.0 million, or 14%, primarily due to reduced demand related to the effect of African Swine Fever in China. Net sales of MFAs and other also declined in other international regions due to customer order patterns. Net sales of nutritional specialty products grew $3.5 million, or 13%, due to volume growth in poultry and dairy products. The recent Osprey acquisition accounted for approximately one-half of the nutritional specialty sales growth. Net sales of vaccines declined $0.8 million, or 5%. The loss of a domestic distribution arrangement in October 2018 offset volume growth in most regions. Net sales of vaccines would have increased approximately 5%, excluding the loss of the distribution arrangement.

Mineral Nutrition

Net sales of $52.6 million for the three months ended September 30, 2019, decreased $2.2 million, or 4%. Lower average selling prices, correlated with the movement of underlying raw material costs, offset increased volumes.

Performance Products

Net sales of $15.2 million for the three months ended September 30, 2019, increased $1.1 million, or 8%, driven by increased volumes of personal care ingredients, partially offset by lower volume of copper-based products.

Gross profit

Gross profit of $57.7 million for the three months ended September 30, 2019, decreased $8.1 million, or 12%, as compared to the three months ended September 30, 2018. Gross profit decreased to 30.4% of net sales for the three months ended September 30, 2019, as compared to 32.9% for the three months ended September 30, 2018. The three months ended September 30, 2019, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit decreased $8.5 million due to volume declines and unfavorable product mix in MFAs and other and vaccines, partially offset by volume growth in nutritional specialty products. Mineral Nutrition gross profit increased $0.9 million, as favorable raw material costs and product mix offset the decline in average selling prices. Performance Products gross profit decreased $0.2 million, as increased unit volumes were more than offset by unfavorable manufacturing costs.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $47.5 million for the three months ended September 30, 2019, increased $4.6 million, or 11%, as compared to the three months ended September 30, 2018. SG&A for the three months ended September 30, 2019, included $0.4 million of restructuring costs, $0.6 million of stock-based compensation and $0.5 million of acquisition-related transaction costs. SG&A for the three months ended September 30, 2018, included $0.6 million of stock-based compensation. Excluding the effects of these costs, SG&A increased $3.7 million, or 9%.

Animal Health SG&A increased $3.1 million, including increased investments in product development and the effect of the Osprey acquisition. Mineral Nutrition SG&A was comparable to the prior year and Performance Products decreased $0.2 million. Corporate expenses increased $0.8 million due to increased costs of strategic initiatives and public company costs. The restructuring costs, stock-based compensation and acquisition-related costs resulted in a net $0.9 million increase to SG&A.

Interest expense, net

Interest expense, net of $3.4 million for the three months ended September 30, 2019, increased $0.6 million, or 21%, as compared to the three months ended September 30, 2018. The increase in interest expense was primarily driven by the increase in outstanding borrowings on the Revolver. Interest income from short-term investments was comparable to the prior year.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended September 30, 2019, amounted to net losses of $3.2 million, as compared to $2.6 million in net gains for the three months ended September 30, 2018. Foreign currency gains and losses primarily arose from intercompany balances and the effects of a currency devaluation in Argentina.

Provision for income taxes

The provision for income taxes was $1.1 million and $6.4 million for the three months ended September 30, 2019 and 2018, respectively. The effective income tax rate was 29.6% and 28.1% for the three months ended September 30, 2019 and 2018, respectively. The provision for income taxes during the three months ended September 30, 2018, included a benefit from the exercise of employee stock options of $0.2 million. The effective income tax rate, without the benefit of the employee stock option exercises, would have been 28.8% for the three months ended September 30, 2018.

Net income

Net income of $2.5 million for the three months ended September 30, 2019, decreased $13.8 million, as compared to net income of $16.3 million for the three months ended September 30, 2018. The decrease was primarily due to a $12.7 million decline in operating income coupled with unfavorable foreign currency movements of $5.9 million and increased interest expense of $0.5 million, partially offset by lower income tax expense of $5.3 million. The decline in operating income was driven by an $8.1 million reduction in gross profit, on reduced volumes and unfavorable product mix, and increased SG&A costs of $4.6 million as we continue to invest in product development and strategic growth initiatives.

Adjusted EBITDA

Adjusted EBITDA of $19.7 million for the three months ended September 30, 2019, decreased $10.4 million, or 35%, as compared to the three months ended September 30, 2018. Animal Health Adjusted EBITDA decreased $10.7 million due to reduced sales volumes and the related gross profit decline, coupled with increased SG&A costs for product development and strategic growth initiatives. Mineral Nutrition Adjusted EBITDA increased $0.9 million, driven by increased gross profit. Performance Products Adjusted EBITDA increased $0.1 million. Corporate expenses increased $0.8 million due to increased costs of strategic initiatives and public company costs.

Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended September 30, 2019 and 2018, was 28.0%.

Adjusted diluted EPS

Adjusted diluted EPS was $0.19 for the quarter, a decrease of $0.20, as compared to $0.39 in the prior year. The decline was driven by lower gross profit, increased SG&A expense, primarily for product development and strategic growth initiatives, and increased interest expense, net, partially offset by lower income tax expense.

BALANCE SHEET AND CASH FLOWS

•	3.7x leverage ratio at September 30, 2019

–	$396 million total debt

–	$108 million Adjusted EBITDA

•	$79 million cash and short-term investments on hand at September 30, 2019

•	$66 million use of cash before financing for the September 2019 quarter, including $55 million for the acquisition of Osprey Biotechnics.

FINANCIAL GUIDANCE

We reaffirm our financial guidance for the fiscal year ending June 30, 2020, as included in our August 27, 2019, press release, including our full-year expectations for net sales, adjusted EBITDA, adjusted net income and adjusted net income per share.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Tuesday, November 5, 2019
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free	+1 (866) 211-3051
International Toll	+1 (647) 689-6616
Conference ID:	9196206

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2019	2018	Change
	(in millions, except per share amounts and percentages)
Net sales	$189.7	$200.2	$(10.4)	(5)%
Cost of goods sold	132.1	134.3	(2.3)	(2)%
Gross profit	57.7	65.8	(8.1)	(12)%
Selling, general and administrative	47.5	43.0	4.6	11%
Operating income	10.1	22.9	(12.7)	(56)%
Interest expense, net	3.4	2.8	0.6	21%
Foreign currency (gains) losses, net	3.2	(2.6)	5.9	*
Income before income taxes	3.6	22.7	(19.1)	(84)%
Provision for income taxes	1.1	6.4	(5.3)	(83)%
Net income	$2.5	$16.3	$(13.8)	(85)%

Net income per share
basic	$0.06	$0.40	$(0.34)
diluted	$0.06	$0.40	$(0.34)

Weighted average common shares outstanding
basic	40.5	40.4
diluted	40.5	40.6

Ratio to net sales
Gross profit	30.4%	32.9%
Selling, general and administrative	25.0%	21.5%
Operating income	5.3%	11.4%
Income before income taxes	1.9%	11.3%
Net income	1.3%	8.2%
Effective tax rate	29.6%	28.1%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2019	2018	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$75.0	$87.0	$(12.0)	(14)%
Nutritional specialties	30.4	27.0	3.5	13%
Vaccines	16.4	17.2	(0.8)	(5)%
Animal Health	121.9	131.2	(9.3)	(7)%
Mineral Nutrition	52.6	54.8	(2.2)	(4)%
Performance Products	15.2	14.1	1.1	8%
Total	$189.7	$200.2	$(10.4)	(5)%

Adjusted EBITDA
Animal Health	$25.1	$35.7	$(10.7)	(30)%
Mineral Nutrition	3.5	2.6	0.9	36%
Performance Products	0.9	0.7	0.1	19%
Corporate	(9.7)	(8.9)	(0.8)	*
Total	$19.7	$30.1	$(10.4)	(35)%

Ratio to segment net sales
Animal Health	20.6%	27.2%
Mineral Nutrition	6.6%	4.7%
Performance Products	5.6%	5.1%
Corporate (1)	(5.1)%	(4.4)%
Total (1)	10.4%	15.0%

(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$2.5	$16.3	$(13.8)	(85)%
Interest expense, net	3.4	2.8	0.6	21%
Provision for income taxes	1.1	6.4	(5.3)	(83)%
Depreciation and amortization	7.8	6.7	1.1	16%
EBITDA	14.7	32.2	(17.5)	(54)%

Restructuring costs	0.4	-	0.4	*
Stock-based compensation	0.6	0.6	-	0%
Acquisition-related cost of goods sold	0.3	-	0.3	*
Acquisition-related transaction costs	0.5	-	0.5	*
Foreign currency (gains) losses, net	3.2	(2.6)	5.9	*
Adjusted EBITDA	$19.7	$30.1	$(10.4)	(35)%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2019	2018	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$130.2	$133.0	$(2.8)	(2)%
Adjusted gross profit	59.5	67.1	(7.6)	(11)%
Adjusted selling, general and administrative	45.6	42.2	3.3	8%
Adjusted interest expense, net	3.3	2.8	0.5	19%
Adjusted income before income taxes	10.6	22.1	(11.5)	(52)%
Adjusted provision for income taxes	3.0	6.2	(3.2)	(52)%
Adjusted net income	$7.6	$15.9	$(8.3)	(52)%

Adjusted net income per share diluted	$0.19	$0.39	$(0.20)	(51%)
Weighted average common shares outstanding diluted	40.5	40.6
Ratio to net sales
Adjusted gross profit	31.3%	33.5%
Adjusted selling, general and administrative	24.0%	21.1%
Adjusted income before income taxes	5.6%	11.1%
Adjusted net income	4.0%	8.0%
Adjusted effective tax rate	28.0%	28.0%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$2.5	$16.3	$(13.8)	(85)%
Restructuring costs	0.4	-	0.4	*
Stock-based compensation (1)	0.6	0.6	-	0%
Acquisition-related cost of goods sold	0.3	-	0.3	*
Acquisition-related intangible amortization (2)	1.5	1.3	0.2	16%
Acquisition-related intangible amortization (1)	0.5	0.2	0.3	190%
Acquisition-related transaction costs (1)	0.5	-	0.5	*
Acquisition-related accrued interest	0.1	0.0	0.0	*
Foreign currency (gains) losses, net (3)	3.2	(2.6)	5.9	*
Adjustments to income taxes (4)	(1.9)	0.2	(2.1)	*
Adjusted net income	$7.6	$15.9	$(8.3)	(52)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1) Included in selling, general and administrative

(2) Included in cost of goods sold

(3) Primarily related to intercompany balances

(4) Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2019	2018	Change
		(in millions)
EBITDA	$14.7	$32.2	$(17.5)
Adjustments
Restructuring costs	0.4	-	0.4
Stock-based compensation	0.6	0.6	-
Acquisition-related cost of goods sold	0.3	-	0.3
Acquisition-related transaction costs	0.5	-	0.5
Foreign currency (gains) losses, net	3.2	(2.6)	5.9
Interest paid	(3.2)	(2.7)	(0.5)
Income taxes paid	(4.7)	(5.8)	1.2
Changes in operating assets and liabilities and other items	(14.9)	(20.3)	5.4
Cash used for acquisition-related transaction costs	(0.5)	-	(0.5)
Net cash provided (used) by operating activities	$(3.6)	$1.3	$(4.9)

Capital expenditures	(7.6)	(6.0)	(1.6)
Business acquisitions	(54.6)	(9.8)	(44.8)
Other investing, net	(0.3)	(0.3)	-
Net cash provided (used) by investing activities	$(62.5)	$(16.1)	$(46.4)

Net cash flow before financing activities	$(66.1)	$(14.8)	$(51.3)
Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
Or
investor.relations@pahc.com